Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES MAY SALES RESULTS

HUDSON, OH — June 1, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that May net sales decreased 4.2% to $109.8 million versus $114.6 million in the same period last year. May same-store sales decreased 7.6% compared to last year when same store sales were flat.

Year-to-date net sales decreased 0.1% to $534.5 million from $535.3 million in the prior year. Same-store sales decreased 4.7% year-to-date versus a 0.5% same-store sales increase for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 660 Jo-Ann Fabrics and Crafts traditional stores and 164 Jo-Ann superstores.